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                                                                     EXHIBIT 5.1

                          MORGAN, LEWIS & BOCKIUS LLP
                             2000 ONE LOGAN SQUARE
                        PHILADELPHIA, PENNSYLVANIA 19103


August 13, 1997


National-Oilwell, Inc.
5555 San Felipe
Houston, Texas 77056

Re: National-Oilwell, Inc.
    Registration Statement on Form S-4

Ladies and Gentlemen:


We have acted as counsel to National-Oilwell, Inc., a Delaware corporation (the "Company"), in connection with (i) the negotiation by the Company and Dreco Energy Services Ltd. ("Dreco") of a Combination Agreement dated May 14, 1997, as amended (the "Combination Agreement"), between the Company and Dreco relating to the combination (the "Combination") of the Company and Dreco and (ii) the preparation of the subject Registration Statement on Form S-4, as amended (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the issuance of up to 10,953,922 shares (the "Shares") of the Company's common stock, par value $0.01 per share.



We understand that the issuance of the Shares pursuant to the Combination Agreement is contingent upon, among other things, the requisite approval of the Combination by the respective stockholders of the Company and Dreco and the approval of the Combination by the Court of Queen's Bench of Alberta (the "Alberta Court"). In rendering the opinion set forth below, we have reviewed (i) the Registration Statement, (ii) the Company's Amended and Restated Certificate of Incorporation and Bylaws, (iii) certain records of the Company's corporate proceedings as reflected in its minute books, (iv) the Combination Agreement and
(v) such records, documents, statutes and decisions as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.


Our opinion set forth below is limited to the Delaware General Corporation Law.


Based upon the foregoing, we are of the opinion that, when and to the extent (i) the Registration Statement has become effective under the Act, (ii) the stockholders of the Company and Dreco and the Alberta Court have approved the Combination and (iii) the Shares are issued as described in the Registration Statement and in accordance with the terms and conditions of the Combination Agreement, the Shares will be validly issued, fully paid and nonassessable.



We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.



Very truly yours,


MORGAN, LEWIS & BOCKIUS LLP